Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Towers Watson & Co. (formerly known as Jupiter Saturn Holding Company) on Form S-8 of our reports dated August 14, 2009, relating to the financial statements and financial statement schedule of Watson Wyatt Worldwide, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards) and the effectiveness of Watson Wyatt Worldwide Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Watson Wyatt Worldwide, Inc. for the year ended June 30, 2009.

/s/    DELOITTE & TOUCHE LLP

McLean, Virginia

January 4, 2010